EXECUTION VERSION

EXHIBIT 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of July 14, 2012 (this “Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of October 27, 2004, between PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation, as the Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS, the Company, Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Sky Growth Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Company deems this Amendment to be advisable and in the best interests of the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares) and at a duly convened meeting the Company’s Board of Directors has duly approved this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, no Person has become an Acquiring Person as of the date hereof;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Thomas J. Haughey, President of the Company, certifying that this Amendment complies with the terms of Section 27 of the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of July 14, 2012, by and among the Company, Parent and Merger Sub.

“Merger Sub” shall mean Sky Growth Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent.

“Parent” shall mean Sky Growth Holdings Corporation, a Delaware corporation.

“Parent Group” shall mean Parent, Merger Sub and their respective Affiliates (as such term is defined in the Merger Agreement).

2.	The second sentence of the definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be amended to read in its entirety:

“Notwithstanding the foregoing, a Person shall be deemed not to be an ‘Acquiring Person’ as the result of (i) such Person’s (or its Affiliates’) being party to the Merger Agreement or other Permitted Transaction or (ii) an acquisition of shares of Common Stock by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then-outstanding because of such share acquisitions by the Company and thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a Permitted Transaction or a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person,” subject to the proviso set forth in the first sentence of this Section 1(a), unless upon the consummation of the acquisition of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then-outstanding.”

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3.	The definitions of “Beneficial Owner”, “Beneficial Ownership” and “beneficially own” set forth in Section 1(c) of the Rights Agreement are hereby amended by inserting the following at the end of such definitions:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, the Parent Group, either individually or collectively, shall not be deemed to be a ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of, or to ‘beneficially own’, any securities solely by virtue of or as a result of any Permitted Transaction.”

4.	The definition of “Final Expiration Date” set forth in Section 1(i) of the Rights Agreement is hereby amended to read in its entirety:

“Final Expiration Date” shall mean the earlier of (i) the close of business on October 27, 2014, and (ii) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur.”

5.	The parenthetical containing the definition of “Distribution Date” set forth in Section 3(a) of the Rights Agreement is hereby amended to read in its entirety:

“(the earlier of such dates being herein referred to as the ‘Distribution Date’; provided that a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Permitted Transaction or the public announcement thereof.)”

6.	The definition of “Permitted Transaction”, as set forth in Section 1(l) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, (A) the approval, execution, delivery or amendment of the Merger Agreement; (B) the public announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; and (D) the consummation of the other transactions contemplated by the Merger Agreement shall, in each case, be deemed to be a Permitted Transaction.”

7.	The definition of “Stock Acquisition Date”, as set forth in Section 1(p) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

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“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Permitted Transaction or the public announcement thereof.”

8.	Section 29 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights (including, prior to the Distribution Date, the Common Shares of the Company) or any person any legal or equitable right, remedy or claim under this Agreement by virtue of or in connection with any Permitted Transaction.”

9.	The following is added as a new Section 11(p) of the Rights Agreement:

“Notwithstanding anything to the contrary in this Section 11 or in this Agreement, an ‘invalidation time’ shall not be deemed to have occurred by virtue of or as a result of any Permitted Transaction or the public announcement thereof.”

10.	The following is added as a new Section 13(h) of the Rights Agreement:

“Notwithstanding anything to the contrary in this Section 13 or in this Agreement, a transaction of the type contemplated by Sections 13(a)(i)-(iii) shall not be deemed to have occurred by virtue of or as a result of any Permitted Transaction or the public announcement thereof.”

11.	Section 23 of the Rights Agreement is hereby amended to add the following at the end thereof:

“(c) At the Final Expiration Date, (i) this Agreement shall be terminated and be void and of no further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares) shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire any securities of the Company.”

12.	The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.
13.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
14.	This Amendment shall be effective upon execution by the Company pursuant to Section 27 of the Rights Agreement and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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15.	If the Merger Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Rights Agreement shall be restored to the terms that existed immediately prior to execution of this Amendment.
16.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
17.	The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment or the Rights Agreement.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

PAR PHARMACEUTICAL COMPANIES, INC.,
by
/s/ Thomas J. Haughey
	Name:	Thomas J. Haughey
	Title:	President

[Amendment No. 1 to Rights Agreement]

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